Exhibit 3.1

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PRELUDE THERAPEUTICS INCORPORATED

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Prelude Therapeutics Incorporated, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.    That the name of this corporation is Prelude Therapeutics Incorporated (the “Corporation”), and that the Corporation was originally incorporated pursuant to the General Corporation Law on February 5, 2016 under the name Prelude Therapeutics Incorporated.

2.    That the Board of Directors of the Corporation (the “Board of Directors”) duly adopted resolutions proposing to amend and restate the Fourth Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment and restatement to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolution set forth the proposed language of the Fifth Amended and Restated Certificate of Incorporation, as provided in Exhibit A.

3.    That the language of the Fifth Amended and Restated Certificate of Incorporation set forth in Exhibit A was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the General Corporation Law and is incorporated herein by reference.

4.    That the Fifth Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Corporation’s Fourth Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Fifth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 21st day of August, 2020.

By:	/s/ Krishna Vaddi
Krishna Vaddi, Chief Executive Officer

Exhibit A

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PRELUDE THERAPEUTICS INCORPORATED

FIRST: The name of this corporation is Prelude Therapeutics Incorporated (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1201 North Market Street, 18th Floor, Post Office Box 1347, in the City of Wilmington, County of New Castle, 19801, and the name of the registered agent of the Corporation in the State of Delaware at such address is Delaware Corporation Organizers, Inc.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 58,850,259 shares of Common Stock, $0.0001 par value per share (“Common Stock”) and (ii) 35,221,066 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).

46,000,000 shares of the Common Stock are voting and are hereby designated as “Voting Common Stock” and 12,850,259 shares of the Common Stock are non-voting and are hereby designated as “Non-Voting Common Stock,” each with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. For the avoidance of doubt, each reference to “Common Stock” in this Fifth Amended and Restated Certificate of Incorporation, as amended from time to time, shall be deemed to include both Voting Common Stock and Non-Voting Common Stock. Furthermore, any reference to “Common Stock” issued by the Corporation in any contract, agreement or otherwise to which the Corporation is a party, whether before or after the date of filing of this Fifth Amended and Restated Certificate of Incorporation, shall refer to Voting Common Stock, unless specific reference is made to the Non-Voting Common Stock issued in respect of shares of Preferred Stock converted pursuant to Section 6 of Part B of Article FOURTH hereof.

The Preferred Stock may be issued from time to time in one or more series, each of such series to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein. As of the effective date of this Fifth Amended and Restated Certificate of Incorporation, 13,574,008 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock”, 17,647,058 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock” and 4,000,000 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series C Preferred Stock”.

The following is a statement of the designations and the rights, powers, privileges and preferences, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

        A.    COMMON STOCK

1.    General. The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights, powers and preferences of the holders of Preferred Stock set forth herein.

2.    Voting. The holders of Voting Common Stock are entitled to one (1) vote for each share of Voting Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Voting Common Stock, as such, shall not be entitled to vote on any amendment to this Fifth Amended and Restated Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Fifth Amended and Restated Certificate of Incorporation or pursuant to the General Corporation Law. Except as required by law, the holders of Non-Voting Common Stock shall have no voting rights on any matter and the shares of Non-Voting Common Stock shall not be included in determining the number of shares voting or entitled to vote on any matter. Except as otherwise required by law, the holders of Non-Voting Common Stock shall not be entitled to vote at any meetings of stockholders (or written actions in lieu of meetings) and the shares of Non-Voting Common Stock shall not be included in determining the number of shares voting or entitled to vote on any matter. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding plus the sum of the number of shares of Common Stock then issuable upon the conversion of all then-outstanding shares of Preferred Stock and the number of shares of Common Stock reserved for issuance under stock incentive or equity compensation plans and then-outstanding warrants) by the affirmative vote (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Fifth Amended and Restated Certificate of Incorporation) of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law and without a separate vote of the holders of the Common Stock.

3.    Non-Voting Common Stock.

a)    Conversion from Non-Voting Common Stock into Voting Common Stock. Any holder of Non-Voting Common Stock may elect to convert each share of Non-Voting Common Stock into one fully paid and non-assessable share of Voting Common Stock at any time by providing written notice to the Corporation; provided, however, that such shares of Non-Voting Common Stock may only be converted by a holder of Non-Voting Common Stock into shares of Voting Common Stock during such time or times as immediately prior to or as a result of such conversion would not result in such holder (when aggregated with affiliates with whom such holder is required to aggregate beneficial ownership for purposes of Section 13(d) of the Exchange Act, as defined below) being a beneficial owner (for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”))(a “Beneficial Owner”) in excess of the Beneficial Ownership Limitation (as defined in Section 6(b) below).

b)    Mechanics of Conversion. Any conversion of shares from Non-Voting Common Stock to Voting Common Stock shall be subject to the procedures and mechanics set forth in Section 5 of Part B, with the shares of Voting Common Stock issuable upon conversion of Non-Voting Common Stock to be delivered within two trading days following the satisfaction of the conditions set forth in Section 5 of Part B.

c)    Rights of Non-Voting Common Stock. Except for the fact that the Non-Voting Common Stock has no voting rights, the Non-Voting Common Stock is identical in all respects to the Voting Common Stock.

B.    PREFERRED STOCK

The rights, preferences, powers, privileges and restrictions, qualifications and limitations of the shares of Preferred Stock are set forth in this Part B of this Article Fourth. Unless otherwise indicated, references to “Sections” or “Subsections” in Part B of this Article Fourth refer to sections and subsections of this Part B.

1.    Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required in this Fifth Amended and Restated Certificate of Incorporation) the holders of shares of Preferred Stock then outstanding shall first receive a dividend on each outstanding share of Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock, and (B) the number of shares of Common Stock issuable upon conversion of a share of the same series of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend, or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the Applicable Original Issue Price (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Preferred Stock dividend. The “Series A Original Issue Price” shall mean $2.7168 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock. The “Series B Original Issue Price” shall mean $3.4000 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock. The “Series C Original Issue Price” shall mean $12.5537 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock. “Applicable Original Issue Price” shall mean the Series A Original Issue Price, the Series B Original Issue Price, or the Series C Original Issue Price, as applicable.

2.    Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1    Payments to Holders of Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any Deemed Liquidation Event (as defined in Subsection 2.3.1), the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to:

2.1.1    in respect of the Series A Preferred Stock, the greater of (i) one (1) times the Series A Original Issue Price for each outstanding share of Series A Preferred Stock, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock pursuant to Section 4 below immediately prior to such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (the aggregate amount which a holder of a share of Series A Preferred Stock is entitled to receive under Subsection 2.1.1 is hereinafter referred to as the “Series A Liquidation Amount”);

2.1.2    in respect of the Series B Preferred Stock, the greater of (i) one (1) times the Series B Original Issue Price for each outstanding share of Series B Preferred Stock, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series B Preferred Stock been converted into Common Stock pursuant to Section 4 below immediately prior to such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (the aggregate amount which a holder of a share of Series B Preferred Stock is entitled to receive under Subsection 2.1.2 is hereinafter referred to as the “Series B Liquidation Amount”); and

2.1.3    in respect of the Series C Preferred Stock, the greater of (i) one (1) times the Series C Original Issue Price for each outstanding share of Series C Preferred Stock, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series C Preferred Stock been converted into Common Stock pursuant to Section 4 below immediately prior to such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (the aggregate amount which a holder of a share of Series C Preferred Stock is entitled to receive under Subsection 2.1.3 is hereinafter referred to as the “Series C Liquidation Amount”).

2.1.4    If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, then the holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amount which would otherwise be payable in respect of the shares of each series of Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2    Payments to the Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any Deemed Liquidation Event, after the payment of the full liquidation preference required to be paid to the holders of shares of Preferred Stock as set forth in Subsection 2.1, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares of Common Stock held by each such holder.

2.3    Deemed Liquidation Events.

2.3.1    Definition. Each of the following events shall be deemed to be a liquidation of the Corporation for purposes of this Section 2, unless (i) the holders of at least a majority (50.01%) of the outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis (the “Majority Preferred Holders”), and (ii) the holders of at least 66% of the outstanding shares of Series C Preferred Stock, voting as a separate class (the “Series C Requisite Holders”), elect otherwise by written notice sent to the Corporation at least ten (10) days prior to the effective date of any such event (any such event, unless such majority election is made, is referred to herein as a “Deemed Liquidation Event”):

(a)    a merger or consolidation in which

(i)    the Corporation is a constituent party; or

(ii)    a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary thereof in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, (1) at least a majority, by voting power, of the capital stock of the surviving or resulting corporation or (2) at least a majority, by voting power, of the capital stock of the parent corporation of such surviving or resulting corporation if the surviving or resulting corporation is a wholly-owned subsidiary of another corporation immediately following such merger or consolidation; or

(b)    the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of the Corporation.

2.3.2    Effecting a Deemed Liquidation Event.

(a)    The Corporation shall not have the power to effect any transaction constituting a Deemed Liquidation Event pursuant to Subsection 2.3.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2.

(b)    In the event of the consummation of any transaction constituting a Deemed Liquidation Event pursuant to Subsection 2.3.1(a)(ii) or 2.3.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the ninetieth (90th) day after the consummation of the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock, and (ii) if the Majority Preferred Holders so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the 150th day after such Deemed Liquidation Event (the “Redemption Date”), to redeem all outstanding shares of Preferred Stock at a price per share equal to the Series A Liquidation Amount, the Series B Liquidation Amount, or the Series C Liquidation Amount, as applicable (the “Applicable Redemption Price”). Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock to the fullest extent of such Available Proceeds, and shall redeem the remaining shares of Preferred Stock as soon as it may lawfully do so under Delaware law governing distributions to stockholders (and until the remaining shares are so redeemed, all rights with respect to such unredeemed shares shall survive). Prior to the distribution or redemption provided for in this Subsection 2.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event.

(c)    The Corporation shall send written notice of a required redemption pursuant to Subsection 2.3.2(b) (the “Redemption Notice”) to each holder of record of Preferred Stock not less than twenty (20) days prior to the Redemption Date. The Redemption Notice shall state:

(i)    the number of shares of each series of Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date;

(ii)    the Redemption Date and the Applicable Redemption Price;

(iii)    the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Subsection 4.1.2); and

(iv)    for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

(d)    On or before the Redemption Date, each holder of shares of Preferred Stock, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4.1, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Applicable Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.

(e)    If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Applicable Redemption Price payable upon redemption of the shares of the same series of Preferred Stock to be redeemed on the Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of a series of Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accrue after the Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Applicable Redemption Price without interest upon surrender of any such certificate or certificates therefor.

2.3.3    Amount Deemed Paid or Distributed. If the amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such Deemed Liquidation Event is made in property other than in cash, the value of such distribution shall be the fair market value of such property, determined as follows:

(a)    For securities not subject to investment letters or other similar restrictions on free marketability,

(i)    if traded on a securities exchange (including Nasdaq), the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the 30-period ending three (3) days prior to the closing of such transaction;

(ii)    if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing of such transaction; or

(iii)    if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(b)    For securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate), the method of valuation of such securities shall take into account an appropriate discount (as determined in good faith by the Board of Directors) from the market value as determined pursuant to clause (a) above so as to reflect the approximate fair market value thereof.

(c)    For any other property other than securities, the value shall be determined in good faith by the Board of Directors.

2.3.4.    Allocation of Escrow. In the event of any transaction constituting a Deemed Liquidation Event pursuant to Subsection 2.3.1(a)(i), if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the Merger Agreement shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any additional consideration that becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Subsection 2.3.4, consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be additional consideration.

3.    Voting.

3.1    General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of this Fifth Amended and Restated Certificate of Incorporation, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class.

3.2    Election of Directors. The holders of record of the shares of Preferred Stock, exclusively and as a separate class, shall be entitled to elect five (5) directors of the Corporation (the “Preferred Directors”). The holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation. The holders of record of shares of Common Stock and of every other class or series of voting stock (including the Preferred Stock), voting together as a single class on an as-converted basis, shall be entitled to elect two (2) directors of the Corporation. Any director elected as provided in the preceding sentences may be removed with or without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders. If the holders of shares of Preferred Stock or Common Stock, as the case may be, fail to elect a director to fill any directorship for which they are entitled to elect a director, voting exclusively and as a separate class, pursuant to this Subsection 3.2, then any directorship not so filled shall remain vacant until such time as the holders of the Preferred Stock, Common Stock or all classes or series of voting stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class as provided in this Subsection 3.2. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director (determined on an as-converted basis, as applicable) shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 3.2, a vacancy in any directorship that the holders of any class or series are entitled to fill shall be filled by, and only by, the affirmative vote or written consent in lieu of a meeting of the holders of such class or series in accordance with this Subsection 3.2.

3.3    Preferred Stock Protective Provisions.

3.3.1    At any time when at least 6,000,000 shares of Preferred Stock are outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to shares of Preferred Stock), in addition to any other vote required by law or this Fifth Amended and Restated Certificate of Incorporation, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without the written consent or affirmative vote of the holders of at least 66% of the then outstanding shares of Preferred Stock (the “Super Majority Preferred Holders”), given in writing or by vote at a meeting, consenting or voting (as the case may be) together as a single class on an as-converted basis, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a)    effect (i) a Deemed Liquidation Event; (ii) any merger, reorganization or acquisition of the Corporation which is not otherwise a Deemed Liquidation Event, unless such merger, reorganization or acquisition is approved by the Board of Directors (including at least one BBA Director and at least one OM Director (as such terms are defined in the Amended and Restated Voting Agreement, dated on or about the date of this Fifth Amended and Restated Certificate of Incorporation, by and among the Corporation and its stockholders named therein)); or (iii) an exclusive license to, or any sale or exclusive license of, all or substantially all of the assets of the Corporation;

(b)    amend, alter, waive or repeal any provision of this Fifth Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation in a manner that adversely affects the powers, preferences, privileges or rights of the Preferred Stock (or any series of Preferred Stock) therein;

(c)    effect any alteration, repeal, change or amendment of the rights, privileges or preferences of the Preferred Stock (or any series of Preferred Stock);

(d)    purchase or redeem, or declare or pay any dividend or make any distribution on, any shares of capital stock of the Corporation, other than (i) securities redeemed or repurchased from former employees, officers, directors, or consultants pursuant to written agreements giving the Corporation the right to redeem or repurchase such securities at no greater than cost upon certain events, including in connection with the cessation of such employment or service, or (ii) pursuant to any agreement providing for the right of repurchase or the exercise of a contractual right of first refusal in favor of the Corporation, which repurchase has been approved by the Board of Directors (including at least one BBA Director and at least one OM Director);

(e)    increase or decrease the authorized number of directors constituting the Board of Directors;

(f)    (i) increase the number of authorized shares of Common Stock; (ii) increase or decrease the number of authorized shares of Preferred Stock (including the number of authorized shares of the Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock); (iii) increase the number of shares of Common Stock authorized for issuance under the Corporation’s 2016 Stock Incentive Plan in effect as of the date of the filing of this Fifth Amended and Restated Certificate of Incorporation (the “Plan”); or (iv) issue additional shares, or options to purchase shares, of Series C Preferred Stock, other than in accordance with that certain Series C Preferred Stock Purchase Agreement, dated on or about even date herewith, by and among the Corporation and the other parties named therein;

(g)    create, or authorize the creation of (by reclassification or otherwise), or issue or obligate itself to issue shares of, any additional class or series of capital stock (or any security convertible into or exercisable or exchangeable for any class or series of capital stock) unless the same ranks junior to the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock with respect to the rights, preferences and privileges of the Series A Preferred Stock, the Series B Preferred Stock and Series C Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation and with respect to the payment of dividends, redemption rights and voting rights;

(h)    change the principal business of the Corporation, enter new lines of business, exit the current line of business, or otherwise take any action that results in a material change in the Corporation’s line of business or business model; or

(i)    permit any subsidiary to do any of the foregoing.

3.3.2    At any time when at least 2,000,000 shares of Series A Preferred Stock are outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to shares of Series A Preferred Stock), in addition to any other vote required by law or this Fifth Amended and Restated Certificate of Incorporation, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without the written consent or affirmative vote of the holders of at least 66% of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class (the “Series A Requisite Holders”), and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a)    amend, alter, waive or repeal any provision of this Fifth Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation if such amendment, alteration, waiver or repeal would adversely alter the voting or other powers, preferences or other special rights or restrictions of the Series A Preferred Stock in a manner disproportionate to any other class or series of Preferred Stock; or

(b)    increase the number of authorized shares of Series A Preferred Stock.

3.3.3    At any time when at least 2,600,000 shares of Series B Preferred Stock are outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to shares of Series B Preferred Stock), in addition to any other vote required by law or this Fifth Amended and Restated Certificate of Incorporation, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without the written consent or affirmative vote of the holders of at least 66% of the then outstanding shares of Series B Preferred Stock (the “Series B Requisite Holders”), given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a)    amend, alter, waive or repeal any provision of this Fifth Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation if such amendment, alteration, waiver or repeal would adversely alter the voting or other powers, preferences or other special rights or restrictions of the Series B Preferred Stock in a manner disproportionate to any other class or series of Preferred Stock; or

(b)    increase the number of authorized shares of Series B Preferred Stock.

3.3.4    At any time when at least 597,433 shares of Series C Preferred Stock are outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to shares of Series C Preferred Stock), in addition to any other vote required by law or this Fifth Amended and Restated Certificate of Incorporation, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without the written consent or affirmative vote of the Series C Requisite Holders, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a)    amend, alter, waive or repeal any provision of this Fifth Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation if such amendment, alteration, waiver or repeal would adversely alter the voting or other powers, preferences or other special rights or restrictions of the Series C Preferred Stock in a manner disproportionate to any other class or series of Preferred Stock; or

(b)    increase the number of authorized shares of Series C Preferred Stock.

4.    Optional Conversion. The holders of shares of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1    Right to Convert.

4.1.1    Conversion Ratio. Each share of a series of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Applicable Original Issue Price by the Applicable Conversion Price (as defined below) in effect at the time of conversion. The “Series A Conversion Price” per share for the Series A Preferred Stock shall initially be equal to the Series A Original Issue Price. The “Series B Conversion Price” per share for the Series B Preferred Stock shall initially be equal to the Series B Original Issue Price. The “Series C Conversion Price” per share for the Series C Preferred Stock shall initially be equal to the Series C Original Issue Price. “Applicable Conversion Price” shall mean the Series A Conversion Price, the Series B Conversion Price, or Series C Conversion Price, as applicable. The Applicable Conversion Price for a series of Preferred Stock, and the rate at which shares of a series of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

4.1.2    Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock (but such termination is subject to payment being made on the date fixed for payment).

4.2    Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is holding at the time of conversion into shares of Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3    Mechanics of Conversion.

4.3.1    Notice of Conversion. In order for a holder of shares of Preferred Stock to voluntarily convert such shares of Preferred Stock into shares of Common Stock, such holder shall provide written notice of conversion to the Corporation and surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the principal office of the Corporation. Such written notice of conversion shall specify that such holder elects to convert all or any number of the shares of Preferred Stock represented by such certificate or certificates (or lost certificate affidavit) and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the Corporation of such notice and such certificate(s) (or lost certificate affidavit and agreement) shall be the time of conversion (unless a later date is specified in such notice of conversion) (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate(s) shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate(s) that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion, and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock so converted.

4.3.2    Reservation of Shares. The Corporation shall at all times when any shares of Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Fifth Amended and Restated Certificate of Incorporation. Before taking any action that would cause an adjustment reducing the Applicable Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the applicable series of Preferred Stock, the Corporation shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Applicable Conversion Price.

4.3.3    Effect of Conversion. All shares of Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and shall not be reissued as shares of such series, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of the applicable series of Preferred Stock accordingly.

4.3.4    No Further Adjustment. Upon any such conversion, no adjustment to the Applicable Conversion Price shall be made for any declared but unpaid dividends on the applicable series of Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5    Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4    Adjustments to Applicable Conversion Price for Diluting Issues.

4.4.1    Special Definitions. For purposes of Part B of this Article Fourth, the following definitions shall apply:

(b)    “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire shares of Common Stock or Convertible Securities.

(d)    “Series C Original Issue Date” shall mean the date on which the first share of Series C Preferred Stock was issued.

(e)    “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(f)    “Additional Shares of Common Stock” shall mean all shares of Common Stock issued or issuable (or, pursuant to Subsection 4.4.3, deemed to be issued) by the Corporation after the Series C Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock issuable or deemed issued pursuant to the following awards, securities, Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)	shares of Common Stock issued upon conversion of, and shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on, a series of Preferred Stock;

(ii)

shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsections 4.5, 4.6, 4.7 or 4.8;

(iii)

awards issued and securities issuable pursuant to awards made pursuant to the Plan, subject to compliance with Subsection 3.3.1(f)(iii) in connection with any increase in the number of shares available for issuance under the Plan;

(iv)

shares of Common Stock or Convertible Securities actually issued upon the exercise of Options, or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided that such

Options or Convertible Securities are outstanding as of the Series C Original Issue Date and such issuance is pursuant to the terms of such Option or Convertible Security;

(v)

shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing transaction, equipment loan or leasing arrangement, or real property leasing arrangement approved by the Board of Directors (including at least one BBA Director and one OM Director);

(vi)

shares of Common Stock issued or issuable in connection with a Qualified IPO (as defined below) or Options or Convertible Securities granted to underwriters in connection with the consummation of a Qualified IPO;

(vii)

shares of Common Stock, Options or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination, provided that such issuances are approved by the Board of Directors (including at least one BBA Director and one OM Director); and

(viii)

shares of Common Stock, Options or Convertible Securities issued in connection with strategic transactions involving the Corporation, including (i) joint ventures, manufacturing, marketing or distributions arrangements, or (ii) technology transfer or development arrangements; provided that the primary purpose of any such strategic transaction is not raising capital and provided further that such issuances are approved by the Board of Directors (including at least one BBA Director and one OM Director).

4.4.2    No Adjustment of Applicable Conversion Price. No adjustment in the Applicable Conversion Price for the Series A Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the Series A Requisite Holders agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock. No adjustment in the Applicable Conversion Price for the Series B Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the Series B Requisite Holders agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock. No adjustment in the Applicable Conversion Price for the Series C Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the Series C Requisite Holders agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

4.4.3    Deemed Issue of Additional Shares of Common Stock.

(a)    If the Corporation at any time or from time to time after the Series C Original Issue Date shall issue any Options or Convertible Securities (excluding awards, securities, Options or Convertible Securities which are themselves Exempted Securities), or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b)    If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Applicable Conversion Price of a series of Preferred Stock pursuant to the terms of Subsection 4.4.4, are revised (either automatically pursuant to the provisions contained therein (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Applicable Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Applicable Conversion Price as would have been obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Applicable Conversion Price to an amount which exceeds the lower of (i) the Applicable Conversion Price on the original adjustment date, or (ii) the Applicable Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock relating to such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c)    If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Applicable Conversion Price pursuant to the terms of Subsection 4.4.4 (either because the consideration per share (determined pursuant to Subsection 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Applicable Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series C Original Issue Date), are revised after the Series C Original Issue Date (either automatically pursuant to the provisions contained therein (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) or as a result of an amendment to such terms) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or

Convertible Security, as so amended, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d)    Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Applicable Conversion Price pursuant to the terms of Subsection 4.4.4, the Applicable Conversion Price shall be readjusted to such Applicable Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)    If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Applicable Conversion Price provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Applicable Conversion Price that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Applicable Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.4    Adjustment of the Applicable Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time or from time to time after the Series C Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the Applicable Conversion Price for a series of Preferred Stock in effect immediately prior to such issue, then such Applicable Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) ÷ (A + C)

For purposes of the foregoing formula, the following definitions shall apply:

(a)    “CP2” shall mean the Applicable Conversion Price in effect immediately after such issue of Additional Shares of Common Stock;

(b)    “CP1” shall mean the Applicable Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(c)    “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d)    “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e)    “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5    Determination of Consideration. For purposes of this Subsection 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a)    Cash and Property: Such consideration shall:

(i) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(iii) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors.

(b)    Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing:

(i) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.6    Multiple Closing Dates. In the event the Corporation shall issue on more than one (1) date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Applicable Conversion Price pursuant to the terms of Subsection 4.4.4, and such issuance dates occur within a period of no more than ninety (90) days from the first such issuance to the final such issuance, then, upon the final such issuance, the Applicable Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5    Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series C Original Issue Date effect a subdivision of the outstanding Common Stock, the Applicable Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series C Original Issue Date combine the outstanding shares of Common Stock, the Applicable Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6    Adjustment for Certain Dividends and Distributions. If the Corporation at any time or from time to time after the Series C Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Applicable Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Applicable Conversion Price then in effect by a fraction:

(a)    the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(b)    the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Applicable Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (ii) that no such adjustment shall be made if the holders of a series of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event.

4.7    Adjustments for Other Dividends and Distributions. If the Corporation at any time or from time to time after the Series C Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 4.6 do not apply to such dividend or distribution, then and in each such event the holders of the applicable series of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event.

4.8    Adjustment for Mergers, Reorganization and Other Corporate Events. Subject to the provisions of Subsection 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.5, 4.6 or 4.7, as to which such applicable Subsection shall apply), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the shares of Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the shares of Preferred Stock. For the avoidance of doubt, nothing in this Subsection 4.8 shall be construed as preventing the holders of Preferred Stock from seeking any appraisal rights to which they are otherwise entitled under the General Corporation Law in connection with a consolidation or merger triggering an adjustment hereunder, nor shall this Subsection 4.8 be deemed conclusive evidence of the fair value of the shares of Preferred Stock in any such appraisal proceeding.

4.9    Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Applicable Conversion Price pursuant to this Section 4, the Corporation shall, at its expense, and as promptly as reasonably practicable (but in any event not later than ten (10) days thereafter), compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the applicable series of Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, at its expense and as promptly as reasonably practicable after the written request at any time of any holder of shares of Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Applicable Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of shares of the applicable series of Preferred Stock.

4.10    Notice of Record Date. In the event:

(a)    the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other right; or

(b)    of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any other recapitalization, consolidation or merger involving the Corporation, or any sale, lease, transfer, exclusive license or other disposition of all or substantially all the assets of the Corporation, including any Deemed Liquidation Event; or

(c)    of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation shall send or cause to be sent to the holders of Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, recapitalization, consolidation, merger, sale, lease, transfer, exclusive license, disposition, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of shares of Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, sale, lease, transfer, exclusive license, disposition, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to shares of a series of Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

5.    Mandatory Conversion.

5.1    Trigger Events. Upon either (A) the closing of the sale of shares of Common Stock to the public at a price of at least $15.6921 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization with respect to the Common Stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), resulting in at least Fifty Million Dollars ($50,000,000) of gross proceeds to the Corporation (a “Qualified IPO”), (B) the closing of the initial public offering of the Common Stock, other than a Qualified IPO, in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act that is approved by the Super Majority Preferred Holders or (C) the date and time, or the occurrence of an event, specified by vote or written consent of the Super Majority Preferred Holders(the time of any such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Subsection 4.1.1, and (ii) such shares may not be reissued by the Corporation. In addition to the foregoing, until the earlier of (i) the expiration of 18 consecutive months following the Series C Original Issue Date and (ii) the consummation by the Corporation of an issuance of a new series of Preferred Stock following the Series C Original Issue Date in a financing transaction with total proceeds to the Corporation of at least $50,000,000, in addition to the vote or written consent required pursuant to clause (C) above the vote or written consent of the Series C Requisite Holders shall also be required prior to any conversion authorized pursuant to such clause (C).

5.2    Procedural Requirements. All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate or certificates has or have been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate or certificates) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Subsection 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2. As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

6.     Conversion to Non-Voting Common Stock.

a)    Conversion to Non-Voting Common Stock. If, immediately following the closing of a Qualified IPO (or any other public offering of the Common Stock where all of the shares of Preferred Stock are converted into Common Stock in connection with such public offering) and after taking into account any shares of Common Stock purchased by a holder of Preferred Stock or its affiliates in such Qualified IPO (or any other public offering), a conversion pursuant to Section 5 of Part B would result in a holder of Preferred Stock being a Beneficial Owner of, when aggregated with affiliates with whom such holder is required to aggregate beneficial ownership for purposes of Section 13(d) of the Exchange Act, in excess of 9.99%, then, at such holder’s election by written notice delivered to the Company within thirty (30) days prior to the closing of such Qualified IPO (or other public offering), a portion of such holder’s outstanding Preferred Stock shall automatically be converted in connection with such Qualified IPO (or other public offering), at the Applicable Conversion Price, into shares of Non-Voting Common Stock in order to cause such holder (together with its affiliates with whom such holder is required to aggregate beneficial ownership for purposes of Section 13(d) of the Exchange Act) not to be a Beneficial Owner in excess of 9.99%. Notwithstanding the foregoing sentence, the option to convert into Non-Voting Common Stock shall be limited to no more than 40% of the aggregate shares of Common Stock issuable to such holder upon conversion of such holder’s Preferred Stock.

b)    Beneficial Ownership Limit. The “Beneficial Ownership Limitation” means initially 9.99% of any class of securities of the Corporation registered under the Exchange Act, which percentage may be increased (not to exceed 19.99%) or decreased to such other percentage as any holder may designate (solely with respect to such holder and not with respect to any other holder) in writing upon 61 days’ notice to the Corporation, provided, however, that no holder may make such an election to change the percentage unless all holders managed by the same investment advisor as such electing holder make the same election.

c)    Mechanics of Conversion. Any conversion of shares from Preferred Stock to Voting Common Stock or Non-Voting Common Stock shall be subject to the procedures and mechanics set forth in Section 5 of Part B, with the shares of Voting Common Stock or Non-Voting Common Stock issuable upon conversion of Preferred Stock to be delivered within two trading days following the satisfaction of the conditions set forth in Section 5 of Part B.

7.    Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption or such other acquisition.

8.    Waiver. Except as otherwise provided herein, any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the Super Majority Preferred Holders.

9.    Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH: Subject to any additional vote required by this Fifth Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: Subject to any additional vote required by this Fifth Amended and Restated Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: The following indemnification provisions shall apply to the persons enumerated below.

1.    Right to Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article Tenth, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors.

2.    Prepayment of Expenses of Directors and Officers. The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article Tenth or otherwise.

3.    Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this Article Tenth is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

4.    Indemnification of Employees and Agents. The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board of Directors in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board of Directors.

5.    Advancement of Expenses of Indemnified Persons, Employees and Agents. The Corporation may pay the expenses (including attorney’s fees) incurred by an Indemnified Person, employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.

6.    Non-Exclusivity of Rights. The rights conferred on any person by this Article Tenth shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Fifth Amended and Restated Certificate of Incorporation, the Corporation’s By-laws, agreement, vote of stockholders or disinterested directors or otherwise.

7.    Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise, except as otherwise provided in an indemnification agreement between the Corporation and any director of the Corporation.

8.    Insurance. The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article Tenth; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article Tenth.

9.    Amendment or Repeal. Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

ELEVENTH: Subject to any additional vote required by this Fifth Amended and Restated Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Fifth Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

TWELFTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the

Corporation, its directors, officers or employees arising pursuant to any provision of the General Corporation Law or this Fifth Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article Twelfth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Twelfth (including, without limitation, each portion of any sentence of this Article Twelfth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

THIRTEENTH: To the fullest extent permitted by the General Corporation Law, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, manager, director, officer, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

*    *    *

CERTIFICATE OF AMENDMENT

TO THE

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

PRELUDE THERAPEUTICS INCORPORATED

Prelude Therapeutics Incorporated (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that the following amendment to the Corporation’s Fifth Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on August 21, 2020 (the “Current Certificate”), has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the Corporation’s stockholders having been given by written consent without a meeting in accordance with Sections 228(d) and 242 of the DGCL:

1.    The following two paragraphs are hereby added to precede the first paragraph of Article FOURTH of the Current Certificate:

“Contingent and effective upon the filing of this Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”), every 1.1566 outstanding shares of Common Stock or of a particular series of Preferred Stock, as applicable, will be combined into and automatically, without any further action by the Corporation or the stockholders thereof, become one outstanding share of Common Stock or of the applicable series of Preferred Stock, respectively, of the Corporation (the “Reverse Stock Split”). No fractional share shall be issued in connection with the foregoing combination of the shares pursuant to the Reverse Split. The Corporation will pay in cash the fair value of such fractional shares, without interest and as determined in good faith by the Board of Directors of the Corporation when those entitled to receive such fractional shares are determined.

The Reverse Stock Split shall occur automatically without any further action by the holders of Common Stock or Preferred Stock, and whether or not the certificates representing such shares have been surrendered to the Corporation; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock or Preferred Stock issuable as a result of the Reverse Stock Split unless the existing certificates evidencing the applicable shares of stock prior to the Reverse Stock Split are either delivered to the Corporation, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed, and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.”

2.    The foregoing amendment to the Current Certificate has been duly approved by the Corporation’s Board of Directors in accordance with Sections 141 and 242 of the DGCL.

3.    The foregoing amendment to Current Certificate has been duly approved by the Corporation’s stockholders in accordance with Sections 228 and 242 of the DGCL.

4.    This Certificate of Amendment shall be effective upon filing with the Delaware Secretary of State.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 18th day of September, 2020 and the foregoing facts stated herein are true and correct.

PRELUDE THERAPEUTICS INCORPORATED

By:	/s/ Krishna Vaddi

Name:	Krishna Vaddi
Title:	Chief Executive Officer